                                                                      EXHIBIT 12

                               CHEMED CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                        2001           2002             2003           2004         2005
                                                      --------       --------         --------       --------     --------
Pretax income/ (loss) from continuing operations
before equity in earnings/ loss of affiliate          $(15,478)      $ 17,140         $ 16,446       $ 37,087     $ 57,283

Additions:
     Fixed charges                                      12,642          5,621            4,801         28,597       30,737
     Amortization of capitalized interest                    -              -                -              1            2

Deductions:
     Capitalized interest                                    -              -                -            (72)        (380)
                                                      --------       --------         --------       --------     --------

          Adjusted income/ (loss)                     $ (2,836)      $ 22,761         $ 21,247       $ 65,613     $ 87,642
                                                      ========       ========         ========       ========     ========

Fixed Charges:
     Interest expense                                 $  6,537       $  4,007         $  3,211       $ 21,167     $ 21,264
     Capitalized interest                                    -              -                -             72          380
     Interest component of rental expense                3,488          1,614            1,590          4,028        5,122
     Loss on extinguishment of debt (a), (b), (c)        2,617              -                -          3,330        3,971
                                                      --------       --------         --------       --------     --------

          Fixed charges                               $ 12,642       $  5,621         $  4,801       $ 28,597     $ 30,737
                                                      ========       ========         ========       ========     ========

Ratio of earnings to fixed charges (d)                    n.a.            4.0 x            4.4 x          2.3 x        2.9 x
                                                      ========       ========         ========       ========     ========

Additional earnings needed to achieve 1:1 ratio
coverage (e)                                            15,478           n.a.             n.a.           n.a.         n.a.
                                                      ========       ========         ========       ========     ========

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(a)   The year ended December 31, 2001 includes interest penalties related to the prepayment of the Company's 8.15% senior notes due 2002 through 2004 and its 10.67% senior notes due 2002 through 2003.

(b) The year ended December 31, 2004 includes interest penalties related to the retirement of the Company's 7.31% senior notes due 2005 through 2009. Refer to Note 12 in the Notes to Consolidated Financial Statements for further discussion.

(c) The year ended December 31, 2005 includes interest penalties related to the retirement of the Company's floating rate notes due 2010. Refer to
      Note 12 in the Notes to Consolidated Financial Statements for further discussion.

(d) For purposes of computing the ratio of earnings to fixed charges, pretax income/ (loss) from continuing operations before equity in earnings/
      (loss) of affiliate has been added to fixed charges and adjusted for capitalized interest to derive adjusted income/ (loss). Fixed charges consist of interest expense on debt (including the amortization of deferred financing costs), capitalized interest, prepayment penalties on the early extinguishment of debt and one-third (the proportion deemed representative of the interest component) of rental expense. Fixed charge amounts include interest from both continuing and discontinued operations.

(e) In the year ended December 31, 2001 earnings were insufficient to cover fixed charges. Additional earnings of $15,478,000 must be generated to achieve a coverage ratio of 1:1.